Exhibit 99.1

QUALITY SYSTEMS, INC., #4571447

QUALITY SYSTEMS, INC. FISCAL 2013 SECOND QUARTER

RESULTS CONFERENCE CALL

October 26, 2012, 7:00 AM PST

Chairperson: Steven Plochocki (Mgmt.)

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Quality Systems Fiscal 2013 Second Quarter Results Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session and instructions will be provided at that time. If anyone has any difficulties hearing the conference, please press star, followed by zero for Operator assistance at any time. I would like to remind everyone that this conference call is being recorded today, Friday, October 26th, 2012, at 7:00am Pacific Standard Time.

I would now like to turn the conference over to our host, Mr. Steven Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:	Thank you, Ron, and welcome, everyone, to the Quality Systems 2013 Fiscal Second Quarter Results Call. With me this morning are Paul Holt, our CFO; Dan Morefield, our Chief Operating Officer—welcome, Dan, to the Company and your first earnings call.

Daniel Morefield:	Thank you. I’m happy to be here.

Steven Plochocki:	Donn Neufeld, our Executive Vice President of EDI and Dental; Steve Puckett, our Executive Vice President of NextGen Hospital Solutions, and our new Chief Technology Officer; and Monte Sandler, Executive Vice President of RCM Services.

Please note that the comments made on this call may include statements that are forward looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory and accounting principles.

I’ll provide some opening comments and then turn it over to the team.

The Company reported $116.1 million for the fiscal 2013 second quarter in terms of revenue, an increase of 8%, versus $107.6 million for fiscal 2012 second quarter. Net income for the fiscal 2013 second quarter was $15.7 million, down 23%, when compared with net income of $20.5 million for the comparable period last year. Fully diluted earnings per share for the fiscal 2013 second quarter was $0.26, a 26% decrease from $0.35 for the fiscal 2012 second quarter.

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While revenues increased slightly in the quarter, we are moving forward by continuing to reorganize the Company in a manner that better aligns with the changing healthcare information technology sector in which we now operate. This will allow us to further leverage our core business units throughout the marketplace, which include dental, EDI, revenue cycle management services, hospital solutions, and ambulatory. To this end thus far, we have appointed a seasoned technology executive in Dan Morefield to serve as our Chief Operating Officer; we’ve restructured our sales and marketing functions, to report to Gary Voydanoff, one of our veteran senior sales executives; and created a chief technology role under Steve Puckett to consolidate our software development efforts. We believe these initiatives position the Company to take advantage of future opportunities, as the sector remains in the very early stages of not just EHR adoption, but also healthcare reform, and it prepares us for future accountable care modeling which is now evolving.

Also, the Board of Directors declared a quarterly cash dividend of $0.175 per share in the Company’s outstanding shares of common stock, payable to shareholders of record as of December 14th, 2012, with an anticipated distribution date of January 4th, 2013. The $0.175 per share dividend is consistent with the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of common stock, subject to Board review and approval.

In other news, we are proud to announce that Mark Davis was appointed to the Board of Directors, effective October 25th, 2012. Mark fills the seat vacated by Maureen Spivack, who resigned due to a conflict of interest relating to a new employment position she recently accepted. Mark will also be appointed to serve on the Board’s Audit Committee and Transaction Committee.

Davis is a managing director at B. Riley & Company, LLC, an investment firm specializing in research, sales, trading and corporate finance. He brings more than 20 years of experience advising and financing technology companies, including software, cloud infrastructure and information technology firms, to the Quality Systems Board. In addition, he is a certified public accountant whose financial expertise and knowledge will provide beneficial acumen to the Board efforts.

Previously, Mark served as the head of technology investment banking at Cantor Fitzgerald; managing director at Macquarie Capital, an Australian merchant and investment banking firm; and managing director, as well as in other senior leadership roles, at Citigroup. Earlier in his career, he was an Audit Senior with Price Waterhouse. He holds a Master’s of Public Administration from Wharton of the University of Pennsylvania, and a Bachelor’s degree in Accounting from the University of Maryland.

We welcome Mark to the Board. His two decades of experience advising and financing technology-related businesses, coupled with his public

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accounting background, will provide the Board with insights and expertise in terms of technology and finance. We look forward to the guidance he will bring to the Board and the contributions he will make to the Company and the management team.

Our strategy to capture significant opportunities for continued revenue and earnings growth in this marketplace is sound. We will continue to pursue significant opportunities to sell our electronic health record and complementary solutions. Industry estimates indicate that the addressable market for EHR solutions is 40% for physicians and hospitals combined. We are only in the second year of government incentive payments to physicians and hospitals and we anticipate continued opportunity in this market as incentive payments drive further adoption.

NextGen ambulatory EHR currently is fourth out of 400 competitors in Medicare active stations, and also ranks fourth in REC application of software, showing our strength and enabling our customers to demonstrate meaningful use. As the government’s requirements for achieving meaningful use and receiving incentive payments become ever more stringent, we believe that proven vendors, like NextGen, will separate from the pack as physician groups replace systems by vendors that simply cannot meet these requirements. We see significant potential for cross-selling new solutions to our existing customer base and bundling multiple product solutions for sale to our customers, as well.

Over the last several years we’ve established four business units led by experienced managers to provide focused leadership to develop the business plan’s technology infrastructure required to successfully introduce new complementary software and services. At the same time, we have worked to tightly integrate many of the new solutions with our existing software to further strengthen our ability to cross-sell within our existing customer base for each of our product lines and to win multi-solution deals with our customers.

We announced the IASIS healthcare had agreed to deploy our RCM services in its network of 19 hospitals across seven states. IASIS, which already had licensed our ambulatory EHR software, initially selected our practice management solution to enhance its financial workload, but later decided to implement our RCM services in order to quickly and effectively roll out a new financial system across its enterprise. In addition, we announced new agreements with Norton Sound, headquartered in Alaska, and we also announced the agreements with South Community Health. These were multi-product sells which are starting to demonstrate our ability in being effective and successful in these respective areas.

We seek to stay at the forefront of developing technology in our industry. In addition to ongoing enhancements of our core software products, we are developing and acquiring new technologies to capitalize on future growth opportunities and to support delivery models, such as the emerging accountable care organization model.

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Examples of recently introduced enhancements and solutions:

Our enhancements to our ambulatory EHR solution provides physicians with automated outcome reporting, enhanced disease management capabilities, and a new user interface that can make the latest version of our EHR more intuitive and easier to use.

Our new patient population management solution allows physicians to monitor patience compliance with treatment plans and to track, capture and process revenue associated with proactive patient communication and care.

Our performance management suite provides sophisticated self-service analytics to help healthcare organizations meet required reporting needs for regulatory, clinical and key financial performance indictors.

Our NextPen solution, which we’ve talked about in the past, is an innovative digital pen device that quickly and accurately captures patient data for transfer to an ambulatory EHR solution, eliminating paper entry and transcription cost, while improving operational efficiency, another example of our innovation.

Our NextGen mobile solution allows providers to access records and perform various services, such as viewing and making appointments, documenting phone calls and updating components to the patient records, from a variety of handheld devices.

New surgical management enterprise solutions offered by our Hospital Solutions Division, enable hospitals to improve patient, resource and staff management to increase capacity and efficiency of surgical operations.

Our health information exchange is a highly secure data exchange and repository that enables electronic transfer of clinical information among the disparate health information systems within a region, community or hospital.

In addition to the currently available solutions, we are in the process of developing new ambulatory, hospital and dental software as a service offering that will rely on cloud-based architecture and allow us to increase our recurring revenue base.

QSI is at the forefront of enabling new healthcare delivery models, such as ACO, patient-centered medical home, and of course fee-for-service, or fee-for-performance. Many of the new products and enhancements described above address the growing demands of healthcare providers to be more effective in terms of the way they deliver care and improve outcomes.

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We see opportunity to grow our RCM services business as the industry seeks to reduce costs by outsourcing billing and collection activities. Management is actively looking to capitalize on the growth potential we see in this line of business, in particular by extending our current RCM capability into the dental and hospital markets, of which we are actively pursuing at this moment.

With nine acquisitions in the last four years, we continually evaluate acquisition opportunities of all sizes. A core part of our acquisition strategy is to use that position to fill a strategic gap or kick-start our entrée into new business lines. For example, we recently acquired Matrix Management to expand our RCM offering, and we acquired the Poseidon Group to expand the emergency department capabilities of our hospital solution customers. We have also considered, and will continue to consider, larger, more transformative transactions. Regardless of the transaction size, we’ll continue to focus on acquisitions that provide a strategic benefit to the Company and make financial sense for our shareholders.

Again, in the past four years we have made nine acquisitions that have helped grow the Company and solidify its market position. At the same time we have been disciplined in the pursuit of acquired businesses and have rejected acquisitions, both large and small, because they were strategically or culturally incompatible or not financially accretive. Acquisitions will continue to be an important part of our growth strategy.

As we look ahead to capture growth opportunities, we’re working to achieve cost efficiencies that will increase our margin. Our expanding use of offshore capabilities, in particular, for software development and other back office functions, is one example. Our growing technology information center in Bangalore, India, currently employs more than 200 technologists and engineers, significantly increasing the breadth and efficiency of our product development expertise. International expansion is another area of focus that we have talked about in the past and our growth strategy is evidenced by our international opportunity that we developed with Dell in Porto Rico Hospital. These initiatives will allow us to move towards a successful, long-term future in light of current changing market conditions.

I’ll now turn it over to Paul and he will then turn it over to Dan. Paul?

Paul Holt:	Thanks, Steve, and hello everyone. Our consolidated September quarter revenue growth of 8% was driven by 20% growth in service revenue categories, partially offset by a 15% decline in systems sale revenue.

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As Steve mentioned, we remain confident in the Company’s opportunities moving forward beyond meaningful use. We are also seeing opportunities in a growing replacement market as lower tier vendors grapple with the expanded requirement of meaningful use. We also are pursuing opportunities to expand our relationships with our payor customers, who are also acquiring medical practices and becoming our customers.

Our earnings per share declined by 26% to $0.26, versus $0.35 a year ago. Profitability was negatively impacted by a decline in software license revenue, compared to the prior year, as well as higher SG&A expenses.

I’d also note that we recorded $1.3 million in amortization expense related to intangible assets, versus $0.5 million a year ago.

We are pleased with our growth in service revenue categories, including maintenance, RCM and EDI, which grew 20% on a year-over-year basis to $83.9 million, versus $69.7 million a year ago. I would also note that our other services revenue, which includes subscription, SaaS and hosting services, grew 38% to $15.6 million, over the prior year’s $11.3 million.

Our recurring revenue as a percentage of total revenue represented approximately 68% of total revenue this quarter, versus 61% a year ago. We remain very positive about our opportunity to continue to grow these revenue streams by cross-selling into our expanding customer base, as well as to new customers. Monte and Donn will provide more details in their comments.

Our total systems sales revenue declined by 15% on a year-over-year basis, due to the decline in software and hardware revenues, which declined by $8.2 million to $23.7 million, versus $31.9 million a year ago. This decline was partially offset by higher implementation services revenue, which increased 40% to $8.5 million, compared to $6.1 million a year ago.

Our consolidated gross profit margin this quarter came in at approximately 60%, versus 66.5% in the same quarter last year. Our gross margin percentage declined primarily due to a comparatively lower amount of higher margin software revenue and a change in revenue mix toward lower margin implementation and other services revenue.

Our SG&A expense, excluding amortization, increased by approximately $5.7 million to $37.8 million, compared to $32.2 million a year ago. This increase was primarily driven by various acquisitions that we made during the course of the year, as well as additional headcount and other expenses. We’ll continue to review our planned expenditures moving forward in light of our recent results to ensure that we’re efficient and prudent with our spending.

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R&D spend declined 15% to $6.3 million, compared to the prior year quarter. Our decreased R&D spend was primarily due to stepped-up investment in development projects being capitalized. Investment in capitalized software development grew to $6.3 million in the quarter, versus $3.7 million a year ago.

Our effective tax rate this quarter came in at approximately 36%, versus the prior year 34.9%. Our current period tax rate was higher primarily due to the fact that we’re not including any R&D tax credit as it lapsed in December of 2011. If Congress reinstates that R&D tax credit, we will be able to take that as a benefit, but that has not happened as of late.

I’m now going to turn over to our segment revenue and operating income performance for the September quarter. Note that these operating income results are not included in the allocation of corporate expenses.

NextGen ambulatory revenue was $87.3 million, up 6% over the prior year. NextGen ambulatory operating income is $33.9 million. That’s down 1% over the prior year.

QSI dental revenue is $4.8 million, up 7% over the prior year, and operating income $0.7 million, up 10% over the prior year.

Hospital solutions revenue, $8.2 million, down slightly, 3% over the prior year, and operating income was a loss of $1.2 million. I would note that the Hospital Division results were negatively impacted by certain one-time events related to the timing of revenue recognition and certain credits that we took in the quarter.

RCM services revenue, $15.8 million, up 30% over the prior year. RCM operating income, $1.8 million, that’s up 63% over the prior year.

Moving on to our balance sheet, we ended the quarter with $122 million in cash and marketable securities equivalent to $2.05 per share. Now, this is down from $139.4 million, or $2.36 per share, at the start of the fiscal year. Note that in the last two quarters we paid out approximately $10.1 million related to acquisitions, including the purchase of intellectual property, as well we also increased in our investments in capitalized software development to $11.1 million, versus $6.1 million in the same six-month period last year. We’ve also prepaid certain income tax payments, demonstrated by the $6.1 million prepaid income tax balance on our balance sheet.

Our gross DSOs declined by eight days, compared to the prior year, at 119 days versus 127 days a year ago. Also, our current portion of deferred revenue declined slightly to $68 million, compared to $70.7 million last quarter.

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Then, for those of you who are tracking this, I’m going to report our non-cash expenses, which breakdown as follows:

Amortization of capitalized software, $2.4 million; amortization of intangible assets, $2.0 million; total depreciation expense, $1.8 million; stock compensation expense, $0.4 million. Investing activities for the quarter: internally generated capitalized software, including the purchase of intellectual property, $9.8 million; and fixed assets, $1.5 million.

So, I’d like to thank you all for being on our call and your interest in our Company. I’m going to turn things over to Dan Morefield, COO.

Daniel Morefield:	Thanks, Paul, and hello to everyone on the call. We are pleased to report NextGen ambulatory year-to-year growth of approximately 6%. In addition, we are pleased to announce that our services revenue grew 21%, due to solid execution of our cross-selling efforts in EDI, annual licenses, subscriptions, hostings, and other service offerings. We are also happy to report that the pilot program with Hanger is going well. We expect the pilot to expand later this year and hope to be in a position for a full implementation some time next year.

Now, for a few of our quarterly operating metrics that we normally report on this call: The Company executed 117 arrangements, on a consolidated basis, versus 112 last quarter. Of the new arrangements, 73% were greenfield and the rest were replacements. We executed 44 SaaS agreements during the quarter, which are included in the total 117 arrangements. Discounting did not materially change in the quarter. As of 09/30/12, there are 112 quota carrying sales and management positions, slightly less than the prior quarter of 116 quota carrying sales and management positions. The pipeline is currently approximately 140 million, slightly down from last quarter’s 150 million. That includes ambulatory, RCM and in-patient.

I’d like to thank all of you, our clients and our staff, who continue to work extremely hard as we pursue multiple opportunities and challenges across the industry.

With that, I’m going to turn it over to Donn.

Donn Neufeld:	Thank you, Dan. We had continued success selling NextGen Electronic Dental Record with the NextGen EHR and EPM, adding seven new joint clients in the quarter. We recently released a major upgrade to our dental SaaS product for commercial dental groups, bringing the extensive features of our client server charting to the cloud. The QSI dental pipeline is approximately $6.7 million. NextGen EDI had record revenues and income in Q2. We saw solid revenue growth in our core products of claims and statements and continued acceptance of our newer offerings across all business units.

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I’ll now turn things over to Steve Puckett. Steve?

Steve Puckett:	Thanks, Donn. The Hospital Solutions Division sold another six hospitals this past quarter, including two new specialty hospitals. We also had add-on sales of both our surgical product suite and new emergency department system, which is a nice trend to start seeing. This past quarter, we see our customer base growing past the 200 hospital mark and, as I mentioned before, most of the non-specialty hospitals purchased our ambulatory product suite, as well.

As I commented on the last call, specialty hospitals are a great match for our product portfolio and provide us opportunities to expand into urban and metropolitan markets. I commented also that we had signed a corporate network of surgical facilities, allowing expansion to over 25 states. We executed on this plan and we added two new surgical clients that I talked about earlier. These clients also give us an opportunity to grow our products richer in new features that are important to these markets, which include cost performance analysis tools.

This past quarter contained some unique one-time events that negatively affected our previously strong performance record. This impacted our implementation and training revenue for the current quarter, as well as had impact to our maintenance numbers. However, we are extremely proud of our live clinical hospitals who have not only installed NextGen clinicals, but that the majority, some 80% now and counting, have attested to meaningful use Stage 1. This is always a team effort between the client and ourselves and we look forward to recognizing this joint achievement at our upcoming User Group Meeting next month.

In closing, we are continuing to focus on the rural and community hospital market, which has become our strength, and in this segment we continue to see a strong pipeline of deal opportunities ahead and are enjoying the new urban and metropolitan market opportunities that our specialty hospital offerings are providing. We look forward to the benefits Gary Voydanoff will bring with a consolidated sales effort as we continue to grow our hospital business.

Thanks for your time and attention and now I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks, Steve. Good morning, everyone. RCM services revenue for the second quarter was $15.8 million, representing a 30% growth over the prior year quarter. We continue to improve operating margin through revenue enhancement and cost-reduction initiatives, led in large part through our best practice methodology that is laser-focused on continuous improvement of service delivery to our customers. As reported, operating income grew 63% over the same period last year.

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We signed several new deals during the quarter, driven by our ability to help our customers optimize revenue and maximize the use of our products. Our backlog of signed deals not fully implemented remains strong and our sales pipeline is yet again the highest it has been to date, thanks in large part to our growing sales team and renewed sales focus.

We continue to see that practices are concerned about their financial future as a result of pressures from the pending SGR cuts, the November elections, ACA reforms, and ICB-10, to name a few. Our tailored RCM services, driven by people, process and technology, makes us a great solution to help providers position themselves for future healthcare reimbursement models. I am confident that we remain well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full-service, all-payor, best-practice solution, that’s built on NextGen’s industry-leading software platform.

Thank you for your time and interest in our Company. Ron, we’d like to take questions at this time.

Operator:	Thank you. Ladies and gentlemen, we will now conduct the question and answer session. If you have a question, please press the star, followed by the one on your touchtone phone. You will hear a tone acknowledging your request. Your questions will be polled in the order they are received. Please ensure you lift the handset if using a speaker phone before pressing any keys. One moment, please, for your first question.

Your first question comes from Greg Bolan from Sterne Agee. Please go ahead.

Greg Bolan:	Hey, thanks, guys. So, Paul, is it safe to say NextGen maintenance revenues were flat on a sequential basis?

Paul Holt:	No.

Greg Bolan:	Okay. Then how should we think about maintenance revenues going forward, because they did obviously slow quite significantly in this quarter?

Paul Holt:	Yes, we had a couple of I would call more one-time events—I don’t want to get into—I’m not going to get into further detail than that, but I also want to point out, like I’ve done in prior periods, that what you really want to look at is the year-over-year discussion, because there will be some noise around that maintenance number quarter-to-quarter when you’re looking at it just sequentially.

Greg Bolan:	Okay, and maybe then just a lead-on question then. Then, can you share with us maybe client turnover at this point. How significant has net turnover picked up as of late, or has it?

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Paul Holt:	I have not noted a significant amount of turnover in our maintenance numbers, if that’s where you’re going.

Greg Bolan:	Okay. Then, how should we think about the dividend policy here? I mean, has the Board considered switching over to a concentrated stock buyback effort?

Steven Plochocki:	This is Steve. The dividend policy as of now will continue. The Board has not considered a buyback policy. We have at the present time a number of MDAs out there in terms of potential acquisitions and we feel that in order to prepare the Company for the future—because we still believe that the healthcare reform and EHR movement is in its beginning stages—it’s a better use of cash and a better use of our funds to make investments in acquisitions which would give the shareholder a much better return over time. So, our policies right now at this point in time are not looking to change.

Greg Bolan:	And are the parameters—it sounds like leverage would be considered, which is a little bit outside of the parameters that you discussed in the past, but in terms of financial impact, the goal would be to be accretive over the next, say, 12 months. Is that still kind of the same parameter, Steve?

Steven Plochocki:	You mean if we do an acquisition?

Greg Bolan:	Yes, correct.

Steven Plochocki:	Yes, that’s always a goal, absolutely, always a goal. However, there are some strategic opportunities that may supercede the 12-month accretive initiative, but accretion is always what we’re looking for in the first 12 months, it’s always been one of our guidelines, and quite honestly, the deals we’re looking at right now would be accretive in that first 12-month period.

Greg Bolan:	Okay, that’s great. Thanks, Steve.

Steven Plochocki:	You bet.

Operator:	Your next question comes from Ricky Goldwasser from Morgan Stanley. Please go ahead.

Ricky Goldwasser:	Good morning. As a follow-up to the last question, can you just define to us what would be the upper limit that you would be interested in, in terms of acquisitions?

Steven Plochocki:	Well, we have no dollar amount. We’re essentially looking to, as we have always done, to acquire businesses that supplement or complement our existing core, or can give us an entrée into a new business line, and there’s a number of deals we’re looking at right now that run the full gambit of the spectrum, from small product-based deals to revenue-based deals of well established organizations, so we’re not holding ourselves to any kind of a standard along those lines.

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Ricky Goldwasser:	Okay. Can you give us a little bit more color about what you’ve seen in the competitive environment this quarter?

Steven Plochocki:	Well, I don’t know about this quarter. I’ll tell you in the competitive environment there’s a lot of initiatives in place. I think one of the most meaningful statements that was made, and it was made by the government, is when they pushed out Stage 2 and ICB-10, from a 2013 starting point to 2014. That translated back to us in the market, and I’m sure back to you, that of those 462 companies out there that are providing software under Stage 1 certification, there’s a whole lot of them that aren’t going to meet the standards for Stage 2 or ICB-10. The government’s giving them an extra year to get there, but it’s our belief that many of them still won’t be able to achieve that. We believe that’s going to be an enormous replacement market for those of us, I would say, in the top ten, of which we’re ranked fourth, those of us in the top ten to take advantage of that big replacement market that we think is right around the corner.

Ricky Goldwasser:	Okay, and in terms of timeline, you think that this will materialize 12 to 18 months from now, as we get closer to ’14?

Steven Plochocki:	Yes, I’m guessing you’re going to start seeing it unfold pretty soon. There’s already been in the market a number of the smaller competitors in our sector that are looking to be acquired or are looking to partner, because they just simply don’t have the capability in their development ranks to keep pace with Stage 2 and ICB-10, and of course, as we all know, on the heels of Stage 2 and ICB-10 will be Stage 3 and ICB-11. So, it doesn’t get easier, it gets more difficult, and the companies like us who have large install bases, who have large maintenance income—I think our recurring base now, Paul, is about 68% or thereabouts?

Paul Holt:	Yes.

Steven Plochocki:	And we can afford an infrastructure of development, not just here in the United States—as we’ve talked about, we have a large infrastructure of development capabilities in India, with over 200 developers and engineers. It takes that type of strength in order to meet these standards.

Ricky Goldwasser:	Okay. Thank you.

Steven Plochocki:	You bet.

Operator:	Your next question comes from Charles Rhyee from Cowen & Company. Please go ahead.

Charles Rhyee:	Yes, thanks. You know, Steve, maybe going back, you know, we look at this pipeline number, and I remember in the past when we were having—

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when stimulus was first introduced—when the ARRA was—HITECH was first introduced and there were some delays as we were waiting for, you know, the final rules to come out. Back then, you know, our pipeline number still didn’t drop as significantly as we’re seeing right now. Can you tell us what’s sort of different this time around, and how you guys, when you’re sizing up the pipeline, you know, is there any sort of change in how you’re looking at it, maybe if you can help us think about that a little bit, and where do you see that trajectory going?

Steven Plochocki:	Well, I think—yes, the pipeline has gone down. We think partially are market conditions, you know, the high-end areas of the hospital and the high-end areas of group practices are certainly reaching the point of maturation in terms of their buying decisions, but I think the bigger piece for us is that in developing our core product lines, where RCM was developed through acquisitions in ’08, and (inaudible) in 2010, and we put it together under Monte, and then our preparation for a hospital solutions product which began in ’09 and 2010, and was ready for 2011, under Steve Puckett, those areas now are operating well and they’re operating cleanly. We believe that we’re going to be able to build our pipeline considerably under our new strategy in sales and marketing, with Gary Voydanoff, where we’re going to be doing more multi-product and cross-selling across the spectrum of the 112 sales people that we have. This is an initiative that we’re just beginning now. As matter of fact, those of you that come to our Analyst Day on November 5th in New York, you’re going to get a very good reading on that from Gary. In terms of our sales organization, we believe that we’re going to be much better in our sales organization and we’re going to be able to build pipeline much faster and more substantively.

Charles Rhyee:	Okay. Then, maybe, in terms of the sales pipeline here, as we think about the Dell partnership, can you talk about how much maybe of that sits in the pipeline today, sort of how that’s developed so far, and maybe remind us how the economics work in that relationship?

Steven Plochocki:	Yes, Charles, there’s nothing in the pipeline on Dell. As I’ve said in the past, mega-deals—as a matter of fact, deals, typically they fall under business development, which this would fall under—mega-deals, they don’t enter the pipeline. Dell is essentially a deal that we closed. We’re doing Panama and Porto Rico right now, it’s starting to roll out through the sales organizations out there, at Porto Rico Hospital Supply and Company and Dell, and we’re looking to go to additional countries, Canada, Great Britain and others, once we establish the partnerships with distribution networks in those countries. So, again, this is an early-stage project, we believe it has tremendous potential, but, again, it’s not going to pay dividends for us until probably the middle of next calendar year or the beginning of our fiscal year, 2014 fiscal year.

Charles Rhyee:	Okay, great. Thanks.

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Steven Plochocki:	You bet. Thank you.

Operator:	Your next question comes from Michael Cherny from ISI. Please go ahead.

Michael Cherny:	Good morning, guys. I want to get back a little bit to the competitive environment. We see a lot of fluctuating deals between vendors, you know, you talked a little bit about a replacement market taking hold. When you go in and you’re pitching for a replacement deal, what’s the key metrics you’re pushing on to allow that to, you know, your value proposition to resonate with customers? I guess, on the side, have you seen any pressure in any of your install base in terms of some competitors coming in and trying to potentially push you out?

Steven Plochocki:	I think in the replacement areas, you see push and pull everywhere. Like I said, about two-thirds of our deals were greenfield and one-third were replacement. We don’t like to talk about the actual deals for who we replace, but a lot of it is, we believe, is going to be the beginning of what I was talking about just a second ago, is that many of the providers, those four hundred and some odd providers outside of the top ten of us, are starting to realize that they’re not going to have the infrastructure capability to meet software development needs for new standards, and hence their group practices are starting to understand that, and that’s opening the door for a replacement market.

Michael Cherny:	Okay. Then, just quickly, obviously last quarter you guys decided not to update the guidance number. It doesn’t look like you’re doing it here. In terms of the business visibility, what do you think it would take, in terms of the next set of steps, in order to give you enough visibility to potentially reconsider issuing guidance?

Steven Plochocki:	Mike, we probably won’t issue guidance until we head into our next fiscal year, and there are several reasons for that. One, of course, is the market conditions are changing rather dramatically, two, you know, we just came off a tough proxy fight, we had a few officers that left the Company, but the management team that we’ve put together here, with 11 new executive committee members here at the management level, and the creation of a chief operating officer role, the consolidation of our sales and marketing organization under Gary Voydanoff, the consolidation of all of our development efforts under Steve Puckett, and then our business development efforts also being consolidated across the board under Ike Ellison —these are all people you’re going to hear from at the end Analyst Day on November 5th—we have an entirely new operating structure here at the Company and we’re bringing things together quickly, but we’re also doing it under market conditions that are starting to see just a bit of a deceleration in the sector, simply based on some high-end penetration rates.

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So, we’ve got a lot going on. I view it all as extremely positive. As a matter of fact, I’ve been around a long time, been running companies for 38 years, and I am extremely confident in this executive team. Our collegiality, our ability to work together, and the initiatives we’re embarking upon, I believe are going to be a great long-term benefit to the shareholders.

Michael Cherny:	Okay. Thanks.

Steven Plochocki:	Thank you, Mike.

Operator:	Your next question comes from Ryan Daniels from William Blair. Please go ahead.

Andy:	Hey, guys. It’s Andy in for Ryan this morning. A quick question. Last quarter, you guys indicated that some of the uncertainty around the Stage 2 regulations was causing a pause in client activity. Have you guys seen an uptick at all sort of following the Stage 2 final rule?

Steven Plochocki:	Well, Andy, the Stage 2 delay, of course, doesn’t help. There’s probably a laundry list of a dozen reasons why there’s a bit of a slow-down. That’s one of them. When you give anybody an extra year to make a decision on something, many of them take it. To what degree that’s causing a slowdown out there is very difficult to tell, but it is causing a bit of a slowdown. You’ve got the letters that have gone out from the GOP to Kathleen Sabilia about ceasing the payment system under the stimulus, under meaningful use. You got a—you got an election that’s going to take place within, what—what are we now? Twelve days, 10 days now or whatever? So there’s a lot of areas that I think are creating a bit of a pause as we roll forward, and stage two—an ICD-10 delay I think is certainly a significant piece of that.

Andy:	That’s helpful. And then you mentioned ICD-10. I was wondering when you guys sort of expect ICD-10 to become kind of a meaningful driver of client activity? And then kind of as the follow-on there, how important is ICD-10 then in your RCM-related conversations lately?

Monte Sandler:	Well, I—from an RCM perspective – this is Monte – you know, we see it as a significant opportunity. There’s a lot of pressures on the providers today, whether it be, you know, meaningful use adoption, attestation , you know, pending ICD-10, things that are requiring their attention, which gives us the opportunity in RCM to focus on, you know, the transactional part of their business in which we’re experts and allows providers to focus on, you know, those things that they need to focus on. We’re actually—we will announce soon a new partnership that would—that speaks to ICD-10 and what we think the opportunity creates for us in the marketplace in how we can add value to our customers and continue to bring service offerings that allow them, again, to focus on the things around EHR adoption, meaningful use attestation and allow us to help them, you know,

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optimize their revenue cycle. So those are some of the things that we’re doing—we see opportunity with it and, you know, we’ll be announcing shortly some exciting stuff that I think you’ll be interested in.

Andy:	Great. Very helpful. Thank you.

Monte Sandler:	Thank you.

Operator:	Your next question comes from Eric Coldwell from Baird. Please go ahead.

Eric Coldwell:	Thanks and good morning. First question, Steve, at our conference a month ago, we talked about health management associates and you said that a large portion of the physicians would stick with you and told you as much, and then HMA’s management actually verified what you said at the end of your presentation. However, last week, Athena came back and said that they had the highest close rate in their history when they’re meeting with the HMA physicians. So I guess I’m just asking, again, how do we true up all of these comments, and can you give us an update on what’s going on with HMA?

Steven Plochocki:	Well, I think if you—again, I’ll go back to what we said, because you’re right; at the conference, we talked about that and then the HMA people followed me on the stage and confirmed it all. HMA is a consortium of about 1,200 owned and affiliated doctors, and we were working with about 400 of them on the EHR side and near 500 of them on the RCM side. And so there was still a lot of doctors affiliated and owned that weren’t working with us, so that’s fair game for anyone, and there’s probably going to be some basis of conversion of there. So I mean, it’s a mixed bag. It’s difficult to tell at this point in time.

Monte Sandler:	Yes, and this is Monte. You know, look, we’re continuing to work with HMA management. You know, RCM continues to have a good relationship with them and, you know, we’re focused on continuing to help them achieve their goals. And so, you know, our performance continues to be strong and we will continue to help them navigate through this process, regardless of, you know, what the mix of business looks like and, you know, we’ll see how it all plays out. But we’re continuing to be committed to HMA and continuing to help them optimize their revenue and, you know, that’s really our focus.

Eric Coldwell:	Okay, let me just jump in and switch gears for a second. Deferred revenue has come down about 25% in the last nine months and I’m just curious if there’s something more to this in terms of mix of contracting or anything else that would explain the change, or is it really just the fact that the pipeline has come in a bit and your new sales have weakened so you’re burning through past deals and you haven’t been able to replace that to refill the deferred revenue? If you could give me some color on what’s going on there, it would be helpful.

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Paul Holt:	Yes, this is Paul. Last—couple of quarters ago, we talked about a change in our contracting and how we were—we modified some of the payment terms around services, and that meant that we would not record deferred service revenue for services that are going to be paid for on a T&M or as-used basis. So that has contributed, partially, to the drop in deferred revenue, so you have to keep that in mind when you’re looking at that. So it is a combination of both the fact that we are not putting up a receivable and deferred revenue on certain—on a pretty big amount of our contracts going forward, as well as the other issues that we’ve seen in the system sales line.

Eric Coldwell:	Got it, and that’s what I was thinking, Paul, and I’m just curious if you could quantify that change for us at this point? I wasn’t sure if it would be relevant by now, but it seems like it is becoming relevant.

Paul Holt:	Yes, let me get back to you on that and see if we can have something—our 10-Q that’s going to be filed shortly.

Eric Coldwell:	Great. Thanks. I’ll jump out for now.

Operator:	Your next question comes from George Hill from Citigroup. Please go ahead.

George Hill:	Good morning, and I appreciate you guys taking the questions. Paul, maybe I’ll start with a housekeeping item. Capitalized software seemed to spike very much sequentially. I guess, can we talk about what drove that, and what do you guys estimate the impact was to earnings there?

Paul Holt:	Well, what drove that was stepped up investments in our development projects. We’ve got some major projects that are underway and are appropriate to be capitalized, so I think—I would take that as increased investment on the part of the Company. And in terms of—you can do the math on what that means to our financials. Just take what we’ve capitalized in the quarter and take out what we’ve—what we amortized, so I gave those numbers out earlier on the call. We capitalized approximately 6.8 million and amortized 2.4.

George Hill:	Okay. And I mean, maybe just a little more color there. I mean, that’s a—you know, that’s a—that’s like a—you said you capitalized 6.8?

Paul Holt:	Yes.

George Hill:	Could—okay. So that’s a—I mean, that’s a doubling of the historic rate. I’m trying to figure out—like, can you give us some color on, like, what’s being developed or what the product—like, what’s going into that number?

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Paul Holt:	Well, you got a number of areas. So you have a—we have a lot of investment going into our templates, which are specialties specializing in various specialties of medicine, and that’s very significant. And then you have some other projects that we’ve been working on that are very significant to us that are future type stuff that—that is stuff that we—it’s more long term in nature and we’re going to be talking a little more about that when we get to our user group meeting as well, and I think—and Steve’s here. He might find some color to that.

Steve Puckett:	Yes, this is Steve Puckett. I can tell you that on a previous call, maybe it was on the last one too, we’ve been mentioning a next generation NextGen solution and that is something we continue to invest in. We’ve talked about that as a single database and a web-based solution, and so we’ve mentioned that on numerous calls before. That project has been ongoing for about a year and a half and it continues to do well, and we are basically listening to the clients, listening to the market and producing that product. So as Paul mentioned, we will be talking a little bit about it at user group going ahead.

George Hill:	Okay. All right. I appreciate the color there. And then, Steve, kind of two strategic questions for you. Number one, you’re talking about the, you know, the M&A pipeline and how robust it is and how you guys are open to deals of all sizes. So my first question is, if you look at the history of companies in this space that have been highly acquisitive, is it not a distinguished track record, so I guess, first, can you tell me what should give investors confidence that you guys can execute this business, I’d say better than anybody else?

And then from a market perspective, I’d say from the position that we sit in, you know, if you look at the client scores or even if you want to look at the meaningful use rankings, you guys are the fourth or fifth ranked ambulatory product that tends to be a high cost provider, generally perceived as having a high upfront investment, which would explain the deterioration in the sales pipeline. How do you—I mean, there’s—you guys—from my perspective, you’re sitting at a distinct competitive disadvantage. How do you remedy those—that situation? And so the M&A question and the competitive situation, and then I’ll hop off. Thank you.

Steven Plochocki:	Well—okay, well first, first on the M&A front, we—as I said, we’ve done nine acquisitions in four years. Granted, they were smaller. We were able to well manage the integration and synergies in those acquisitions, bringing them into our system and start making them contributors to our overall growth. The—you’re correct. You’re correct in the sense that, yes, a lot of large acquisitions don’t pay off, and so that’s why I said and qualified in our statements this morning that we would consider something larger but it would have to meet in a long laundry list of standards for us and be a tremendous strategic advantage for us in an early-stage new sector or something that we could really cross-sell rapidly into our organization to make it pay off.

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So, yes, well, the bottom line is make the right decision; don’t be reckless. Make the right decision. Make sure you can implement and execute on the synergies and translate it into shareholder value. So, you know, we haven’t made that mistake in our entire history in terms of acquisitions, and I can tell you our discipline is quite stringent. We do a lot of due diligence, we have a transaction committee at the Board level that’s actively involved and, you know—but there’s always a little bit of risk, always a little bit of risk when you’re doing something like that.

In terms of the (inaudible) the software, we rank fourth, yes, you’re right in terms of attestation, and we also rank fourth in the REX organizations, those that—now, the regional extension centers, if you remember, we are engaged in 62 of the—excuse me, 58 of the 62 regional extension centers. Of the software that is being applied to physicians through that system, we rank fourth, I think, with about 8,800 doctors that are on our software through the regional extension system.

Now, our software historically has been a strong software base for multi-practice, multi-modality systems. It’s interesting though that we always seem to get a bit of a rap when it comes down to the singular doc and, in spite of that, with—I think there’s probably about 300 companies that are engaged in the REX. Still, in spite of that, we are ranked fourth in terms of the number of software applications under our NextGen system. So, you know, we are—we’ve—we’re working on our software, as Steve Puckett indicated, and one of the reasons that we’re consolidating our technology efforts under Steve, we want to get some well managed—do extremely well on the vital few and be able to produce a software—continue to enhance and upgrade our software so that it is more user friendly and certainly, can meet the specifications for stages and for ICD-10/11. And I think at our use—at our analyst day, Steve’s going to be talking in more depth about those respective areas.

George Hill:	Thank you. Appreciate the color.

Paul Holt:	One minor point of correction there. I told you 6.8. It’s 6.3. Just want to make sure you get that right.

George Hill:	Thank you.

Operator:	Your next question comes from Bret Jones from Oppenheimer. Please go ahead.

Bret Jones:

Good morning and thank you for taking the question. I wanted to ask about the pipeline, circle back to the pipeline for a minute. I know you guys talked about cleaning it up and I thought that occurred last quarter when the pipeline was revalued down to 153, and I’m just curious in terms

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of one—the 140 number you’re reporting this quarter. How much of that is because of deals that you just looked out there and thought, you know, they realistically shouldn’t be in the pipeline?

Steven Plochocki:	No, I think, Bret, the pipeline difference—and I’ll go back. I told you guys we do about 2,000 to 2,100 trans—sales transactions a quarter. That hasn’t changed. The difference in the pipeline has to do with the deals that are in the high six figure, seven figure range. There’s simpler fewer leads that are flowing into our deal flow that are in that range. You know, a handful of deals like that can push a pipeline to 200 million; a handful of deals that you don’t have in that area keep it at that 140, 150 range. So that’s the only difference. Our activity levels are high, our add-on sales continue to grow rapidly, our overall deal closure system is in that 2,000 to 2,100 transactions a quarter. It’s just a vital—a handful of seven figure deals that used to be more prevalent in our lead flow and deal flow that have simply slowed down.

Paul Holt:	And this is Paul. I’d like to add something to that too as well. Just keep in mind that the pipeline number is a lot of judgment calls being made around the timing of closure and our probabilities of success. So keep that in mind and also the other point that I did see that—we have another category in our pipeline which is a little further out which we’re not going—we don’t include, and I did see some sequential increase in that but I’m not—and it doesn’t—it’s not part of the pipeline number that we report but it was an interesting sidebar to the pipeline discussion.

Bret Jones:	All right, so there weren’t any deals that were just pulled out of the pipeline because they just weren’t realistic, as we did see the last quarter?

Steve Plochocki:	No, no.

Bret Jones:	Okay.

Bret Jones:	So the 140 number you feel very confident’s a clean number?

Steven Plochocki:	Yes, the 140 is a typical pipeline number, and again, I think our revamped sales efforts and our revamped sales organization, which we’ll talk to you about on November 5th, will show you how we’re going to build that pipeline back up and actually take it to new standards with our sales efforts across the 112 sales individuals making a full pitch on multi-product cross-selling efforts. We think that that’s going to be an enormous X factor for us, just on our core business.

Bret Jones:	Okay, great. And then can you talk about the payor contract that signed, I believe it was on the last—in the last call and whether there was any revenue recognized in this quarter?

Steve Plochocki:	Payor contract that was signed in the…

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Paul Holt:	Yes, we did have an arrangement with a payor that was signed this quarter. We’re not going to get into the details in terms of exact amounts of revenue or size of the deal, but it was a significant opportunity for us and we were happy to have closed it this quarter.

Bret Jones:	And there was revenue recognized though, and without getting into amounts?

Paul Holt:	Yes. But we’re—as again, we’re not going to get into amounts or details but it was an opportunity that we did execute on.

Steve Plochocki:	Yes, some of the sensitivities with some of our customers, when we do a—when we establish a relationship with them, we want to honor and respect their wishes and desires to keep certain things confidential. You know, there’s a lot of—there’s a huge competitive environment going on out there across the board in terms of health insurance companies and payors and the activities they’re involved in, and we certainly want to be their partners in those areas, so we—but we need—we do need to respect their desire to be confidential. But, yes, it was a great deal for us and it’s got a lot more growth potential down the road.

Paul Holt:	And we—we’re talking to other potential customers in that arena, other payors. We’d like to—what—we’d like to get more of those.

Bret Jones:	Okay. No, that’s great. And then just lastly, I just wanted to circle back on the replacement market that you guys have talked about. You know, there have been some large health systems that have been pretty vocal about looking to really extend their inpatient vendor into the outpatient market, and I can—was wondering if you can comment on your own attrition level and whether you’re seeing a—you know, to what degree you’re seeing those health systems replace you in the ambulatory market?

Steve Plochocki:	Well, I mean, again, we don’t have—I can’t speak to anything material that happened occasionally—I’m sure it does – as we replace other people. So it’s not really affecting us materially. And I think a lot of it has to do—and I would caution everybody to consider that when bold statements are made about things, give it some time to work its way through because you may find that those bold statements aren’t necessarily completely accurate. And I think that’s pretty typical of our sector right now.

So is there some attrition? Certainly there is. I mean, we are one of the largest install bases in the country rolling into the stimulus. We have 4,400 group practices, 80,000 doctors. There’s going to be some attrition. But I can tell you there’s even more attrition that we’re seeing in a lot of the other install bases of that grouping of 300 out there that are starting to realize they can’t meet standards for the future.

Bret Jones:	Okay, great. Thank you.

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Steve Plochocki:	Thank you.

Operator:	Your next question comes from Sean Wieland from Piper Jaffray. Please go ahead.

Sean Wieland:	Thanks. Did you guys give the SaaS revenue for the quarter? If you did, I’m…

Paul Holt:	No, we—no, we have not—that’s included in the other revenue category, but we have not broken that out.

Sean Wieland:	Okay. Can you, or would you, or—because I think you have in the past.

Paul Holt:	Yes, yes. SaaS—okay, SaaS revenue, $0.7 million this quarter versus half a million a year ago.

Sean Wieland:	Okay. So how does—so about—you know, based on the percentage of new deals or contracts signed, you’re at about 38% of new deals are coming in on SaaS. You know, what segment of the marketplace is choosing SaaS? Is it small doc, medium, large, hospital? Where are you seeing that? And then can you talk about the development of your true SaaS platform, which I believe is NG7, and the timeline on the rollout for that?

Paul Holt:	Yes. This is Paul, Sean. Typically, the smaller size practices will gravitate more towards a SaaS model and there may be some of the smaller hospitals that may choose that type of model as well. So that’s the first part of your question.

The other part of your question Steve can…

Steven Puckett:	Yes. Well, the new technology product that you might be referring to, will be able to—you know, completely will be able to be run in either way, so it’s a completely cloud-oriented product. So having said that, you know, the SaaS model to be delivered through a SaaS revenue model or through the license model that we currently have either way, so—but it’s—yes, from a total cost of ownership, it’s—you know, it could be considered SaaS and good for SaaS.

Sean Wieland:	Okay, so when is that new product going to be available, and is that what is contributing to the higher software capitalization rate?

Steve Puckett:	Well, I mean its part of what we had talked about with the capitalization rate, and we’re not actually giving specifics on the deliverability right now.

Steve Plochocki:	But we will touch on it on November 5th. We’ll give more color on it on November 5th, about all our…

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Sean Wieland:	Okay.

Steve Plochocki:	Projects. Actually, we have a whole series of new products and service offerings that we’re going to want to talk to you guys about on November 5th.
Sean Wieland:	Okay. One quick one, if I could then. RCM pricing pressure, eClinicalWorks is out talking about a 2.9% rate. How does that compare to your average price?

Monte Sandler:	So, you know, that’s been in the market so I would tell you that we continue to be competitive from a pricing perspective, you know, and I think it’s also important when you look at RCM services to look at scope of services. You know, I’ll remind you that our scope of services is full service. It’s tailored, it’s not a cookie cutter model and, you know, it’s a true account management partner-type relationship. That being said, we are absolutely competitive in the marketplace with that offering, as well as, you know, any of our competitors.

Sean Wieland:	Okay. Sounds good. Thank you.

Steve Plochocki:	Thank you, Sean.

Operator:	Your next question comes from Steve Halper from Lazard Capital Markets. Please go ahead.

Steve Halper:	Sure. So just to go back to one of the earlier questions, what do you make of the declining class scores for the NextGen, you know, ambulatory product, and you know, to some degree, is that sort of manifesting or the—you know, is the software line sort of reflecting some of that decline in user satisfaction?

Daniel Morefield:	Hi. This is Dan. Let me take a shot at that one, and I’ll ask my friends here to step in and support me as I’ve, you know, been here now I think a month and a day. Clearly, one of the pillars that we will continue to focus on is client satisfaction across the board and studying and understanding the KLAS scores, how they are produced, the trends on those are things that are underway today. I think we’ve said before that one of the places that we want to continue to enhance our product line is on it being more intuitive, and so I think there are some components that are software-related but, quite honestly, there are other components on the quality of our training and implementation, customer service, how we bill them, every piece that we touch the customer impacts client satisfaction. So I think it’s part of it, but I don’t think it’s all and it’s something that we will spend a lot more time and attention and focus on because it is clearly a pillar of what we want to do going forward. Client satisfaction, at the end of the day, becomes one of those critical drivers for long-term success in a company and any product.

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Steve Halper:	Right. So do you think that you have, you know, the necessary infrastructure and tools in place to measure that client satisfaction at the, you know, at the pace that you should be?

Daniel Morefield:	I think that we have many of those. Do I think we have all of them? I think that we probably don’t have all of them, or at least I haven’t found all of them, but I believe that we have significant ones to be able to understand it well and to be able to drive change. And (cross talking).

Steve Halper:	But it sounds like there’s room for improvement there.

Daniel Morefield:	Absolutely. Yes.

Steve Plochocki:	Absolutely. Yes, absolutely, you know, and then just—Steve, if I could just add, the—as we are consolidating our efforts under new management and sales and marketing and we’re doing the same under technology, Dan is going to be making it one of his priorities for sure for us to create more of a balanced approach and synergistic approach in terms of implementation, training and other areas, customer service, customer satisfaction. So that’s—it’s an initiative that we have in place. We know we have to improve there, but again, I’m not saying that many of the things we’ve done in the past were not correct. What I am saying is that the compounding effect of a stimulus which created a huge growth surge in sales, the tail on that is implementation, training, customer satisfaction and I think probably as an organization, we could have done a better job there in anticipating all the needs, desires, wants and—of a customer, and I—it’s an initiative now. It’s one of our priorities and we’re pushing it forward.

Steve Halper:	Great. Thanks.

Steve Plochocki:	Thank you.

Operator:	Your next question comes from David Larsen from Leerink Swann. Please go ahead.

David Larsen:	Hey, guys. Can you just sort of talk about your overall cost structure? I mean, obviously, you know, revenue growth on a year-over-year basis is coming in a bit below, you know, the original guidance that was provided. You know, at the beginning of the year, did you staff up based on your original expectations for revenue growth? And if so, you know, do you expect to reduce costs through the back half of the year, or are we at a pretty good run rate based on what we’ve seen this quarter? Thanks.

Daniel Morefield:

Hi. This Dan again. I’m going to take a stab at this one as well. Clearly, one of the things that we want to continue to make sure is that our cost structure is optimized, and the optimization is not only investing in the future but being at the right cost structure for the current revenue stream. So the answer to that question is, is that it’s a focus, it’s an area that we—

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as we see trend lines changing on the revenue side, it’s just good management practices to look at your expense method—your expense controls, how you spend money and to manage those appropriately. So, you know, we’re not—you know, we have no definitive statement of where we’re going to specifically change cost line items, but it’s absolutely a discipline that we are focused on to make sure that, as we go forward, our cost structure is in line with both our current revenue and sales activities, as well as positioning us appropriately for future growth.

David Larsen:	Great. Thanks very much. And then just one more. As far as strategic acquisitions go, can you just give a sense? Are you looking to, like, gain market share or perhaps buy some sort of complementary technology, like (cross talking) mm-hmm?

Steven Plochocki:	Yes, yes, as we’ve said—as we’ve said in the past and we said it again in our prepared statement, we look at complementary, supplementary type acquisitions and/or something that gives us new entrée into a product or service offering that we can use to cross-sell within our install base. An example would be – and we’ve cited this in the past and I said it in my statements – we want to expand our RCM capabilities beyond physician into the dental market as well as the hospital market, and we are looking at—we are looking at opportunities to do that. We also want to add supplementation and expansion into our hospital solutions business, and we are looking at opportunities along those lines as well. So—and then there’s an enormous number of new market opportunities with new—early stage product and service offerings that we think would be able to enhance our capabilities to service accountable care organizations which are now in their very early stages, but we are actively involved in a large number of them across the country. So that’s the best way, I think, for us to summarize that.

David Larsen:	That’s very helpful. Thank you.

Steven Plochocki:	You bet. Thank you.

Operator:	Your next question comes from Richard Close from Avondale Partners. Please go ahead.

Richard Close:	Okay, I’ll try to keep it quick here since we’re gone so long. Steve Puckett, I was wondering if you could talk a little bit about the hospital segment? I guess revenues were down in the quarter year-over-year and profitability—or operating profit down year-over-year. You called out some one-times. I’m not sure exactly what those are, if you could go into detail, or provide more details.

Steve Puckett:

Yes. Well, let me take part of the question and I’ll let Paul provide some other detail. I did want to let you know I don’t see anything as far as any kind of trend or something like that’s abnormal. We have six to 10 deals, I’d say typically, on quarter and it’s sort of what we have seen, and

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sometimes we are closer to six; sometimes we’re closer to the 10 side. The previous quarter we had several other hospitals. I will say that we had one right on the edge that we have actually closed since then. So I don’t see, just to tell you about the top line number, I don’t see really a whole lot of change there at all, but I’ll let Paul handle the other piece you were talking about.

Paul Holt:	Yes, hey, Richard. So we have—at times, we may have different issues around timing of revenue recognition and sometimes you have some revenues that may be delayed or deferred due to various reasons that, you know, have come up from time to time, and so we had some of that. And then we also had some credits that we did take during the quarter that we don’t expect to be repeated. And so the sum of all that is that this quarter should not be indicative of what is going to be happening going forward here. I think that should be the picture that you should be left with.

Richard Close:	Okay, on the credits, any other details there? I mean, what were the credits for and any…

Paul Holt:	Yes. Don’t want to get into the details at this time, but just understand it’s not an expected going forward issue.

Richard Close:	Okay. Thank you.

Steven Plochocki:	Thanks. Operator, we’ll take one more question, please.

Operator:	Your next question comes from David Windley from Jefferies. Please go ahead.

David Windley:	Thanks for squeezing me in. So in the reference earlier to hospitals wanting to push their inpatient vendor into the outpatient environment, I’m wondering if that is having a direct effect on the other comment that you made about not seeing the bigger deals in your pipeline? And if so, can you quantify that?

Steven Plochocki:	Well I think the market condition on bigger deals in the pipeline have a lot to do with the fact that both analysts and industry reports are showing pretty clearly that the mid to large group practice market is rapidly being absorbed. It doesn’t mean that it’s totally saturated, but there are fewer and fewer of these opportunities made available to the marketplace as we’ve seen with the large hospitals. You know, the large hospital systems are pretty much—have all made a purchasing decision. Larger groups and mid-group practices who are more sophisticated, most of them have made a purchasing decision. So the reason that our activity levels continue to remain extremely high but it’s affecting our deal flow on the high end is because there’s still a lot of market left; just the high end market that there’s just simply less of, and I think that’s been pretty well established through a number of industry reports, including reports out of CMS.

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David Windley:	So, Steve, in your prepared remarks, you talked about—or in the prepared remarks, you talked about the sales rep count is down, pipeline is down, there have been talks about—or questions about cost structure. Is the sales force reorganization allowing you to be effective with fewer reps, or is that a number that needs to go up from here?

Steven Plochocki:	You got to remember the reorganization is less than a month old and the—so it’s still evolving. But the future of the organization is going to be more reps but all the reps will be multi-product sellers that’ll be selling every product line in the Company. It won’t be business unit-specific and, hence, we believe that we’ll have the opportunities to do multi-product selling. And then, of course, we have—we are developing and enhancing and—our internal operations to create leads for cross-selling across every one of our product line. Gary Voydanoff is going to be the champion of that and he was just promoted into this role less than a month ago, and yes, again, if you’re—David, if you’re at our analyst day on November 5th, Gary’s going to lay this out more clearly. But in the future, we believe we’ll be doing more multi-product selling, more cross-selling, we’ll be doing a better job taking advantage of the existing market, and we’re going to be doing it with more people.

David Windley:	Is it possible on that—just to dovetail on that last thought, is the new management organization—or what about the new management organization and since—and encourages more synergy between the inpatient division and the ambulatory division?

Dan Morefield:	Hi. This is Dan. Let me go ahead and take that. A couple of things. The first one is that, for the first time, all four of the business units report up to one person and so, from that perspective, it’s a lot easier for me to work with the division heads to effect basically a non-siloed approach toward cross-selling. That’s item number one.

Number two is the development shared services models across Steve Puckett’s organization and the technology, Gary’s organization on the sales, cross—these all cross division lines. These all provide opportunities and further enhance our ability to work together. So we’ve really gone from a portfolio or companies approach to a fully integrated approach and even today—or even as early as now, we’re already beginning to see the results of that from enhanced cross-selling opportunities and executing against those opportunities.

David Windley:	Thank you. That’s helpful. I appreciate it.

Steven Plochocki:

Okay, David, thank you. Just in summary, I want to thank everyone for joining us on this call. We are extremely excited about this management team and our future. We’ll see most of you, I’m sure, at our analyst day on November 5th. Our—if there’s—and if there’s a testimonial to our Company and NextGen products offering, we—our user group meeting, which is in the middle of November, the numbers are starting to approach

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5,000 in terms of attendees, so there’s an enormous interest level in us, what we’re doing and the products and service offerings that we’re extending to the market.

The foundation of the Company continues to be very strong. I know we’re going through a period here where we’ve got a lull, but I don’t see that as our long-term situation. As a matter of fact, I think we’re going to start seeing a pretty good reversal on that in the near term. We’re still a Company that has 68% recurring revenue. We have no debt. WE produce a lot of cash. Our net income and operating income margins continue to sit at the top of our sector and our mission and goal is to—through our restructuring, through many of the new people you’re going to meet on November 5th, is to demonstrate to you that we have the right solutions and the right people to build that pipeline back up and to put the Company where it belongs, where its historical tracking has been, and that’s at the top of our sector.

So again, I thank you very much and look forward to seeing most of you on November 5th. Take care.

Operator:	Ladies and gentlemen, this concludes the conference call for today. Thank you for participating. You may now disconnect your lines.

END

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